                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                          THE WET SEAL, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                                                                  April 24, 2001

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., on Wednesday, May 30, 2001.

    During the Annual Meeting the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

    I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                          /s/ Irving Teitelbaum

                                          Irving Teitelbaum
                                          CHAIRMAN OF THE BOARD

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001
                                   10:00 A.M.

                             ---------------------

    Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of The Wet Seal, Inc. (the "Company") will be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, on Wednesday, May 30, 2001 at 10:00 a.m. to consider and vote upon:

    1. Election of a Board of Directors consisting of eight directors. The attached Proxy Statement, which is part of the Notice, includes the names of the nominees to be presented by the Board of Directors for election.

    2. An amendment to the Company's 1996 Long-Term Incentive Plan to increase the number of shares issuable under such plan.

    3. Ratification of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2001.

    4. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on April 17, 2001 as the record date for determination of stockholders entitled to notice of, and to vote, at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

    To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /s/ Stephen Gross

                                          Stephen Gross
                                          SECRETARY

Dated: April 24, 2001

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                                PROXY STATEMENT
                                  MAY 30, 2001

                            ------------------------

    This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California on Wednesday, May 30, 2001 beginning at 10:00 a.m. and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of eight directors; to consider and vote upon an amendment to the Company's 1996 Long-Term Incentive Plan to increase the number of shares issuable under such plan; to ratify the Board of Directors' nomination of Deloitte & Touche LLP as the Company's independent auditors; and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent to stockholders of record on or about
April 24, 2001.

                             VOTING BY STOCKHOLDERS

    Only holders of record of the Company's common stock, at the close of business on April 17, 2001, are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 11,503,300 shares of the Company's Class A Common Stock, $.10 par value, and 2,912,665 shares of the Company's Class B Common Stock, $.10 par value, issued and outstanding. Of the 11,503,300 shares of Class A Common Stock, 1,367,600 shares are currently held as Treasury Stock and thus not entitled to vote. Holders of Class A Common Stock are entitled to one vote per share and, while both the Class A and Class B Common Stock vote together as a single class, holders of Class B Common Stock are entitled to two votes per share. According to the Company's Restated Certificate of Incorporation, stockholders may not cumulate their voting rights.

    The presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the holders of a plurality of the votes cast at the Annual Meeting will be able to elect all of the directors. Assuming that a quorum is present, the approval of the amendment to the Company's 1996 Long-Term Incentive Plan and the ratification of independent auditors will each require the affirmative vote of a majority of the votes cast at the Annual Meeting.

    The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR Proposals 1, 2 and 3, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote at the Annual Meeting and thus have the effect of a vote against a proposal. A broker non-vote on a proposal is considered not entitled to vote on that matter and thus is not counted in determining whether a proposal requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                                  PROPOSAL #1

                             ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company's Board is currently set at eight. The directors so elected will serve until the next Annual Meeting of Stockholders. Eight directors are to be elected at the Annual Meeting to be held on May 30, 2001. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

    The following table sets forth information regarding the nominees for director:

NAME AND AGE                                      PRINCIPAL OCCUPATION AND BACKGROUND
------------                   -------------------------------------------------------------------------
George H. Benter, Jr.........  Mr. George H. Benter, Jr. has been a director of the Company since 1990.
Age: 59                          Since May 1992, Mr. Benter has been President, Chief Operating Officer and a director of City National Bank. From 1965 until April 1992,
                                 Mr. Benter worked in various capacities with Security Pacific
                                 Corporation, culminating in the position of Vice Chairman. Prior to that time he held various positions with Security Pacific National
                                 Bank. He is also a director of The Seeley Company, a privately held commercial real estate brokerage service company.

Kathy Bronstein..............  Ms. Kathy Bronstein was appointed the Company's Vice Chairman of the
Age: 49                          Board in March 1994 and has been a director since 1985. Since
                                 March 1992, she has also served as the Company's Chief Executive
                                 Officer. Ms. Bronstein served as the Company's President from March
                                 1992 to March 1994 and as Executive Vice President and General
                                 Merchandise Manager of the Company from January 1985 through
                                 March 1992. Ms. Bronstein's primary responsibilities include formulating and directing the Company's expansion and overall merchandising and marketing strategies.

Stephen Gross(1).............  Mr. Stephen Gross has been the Secretary and a director of the Company
Age: 55                          since June 1984. Mr. Gross co-founded Suzy Shier Limited. Since 1967, he has been a director and an officer of Suzy Shier Limited, having served as President, Assistant Secretary and Treasurer since 1976. He has also been the General Merchandise Manager of Suzy Shier Limited since 1974. Mr. Gross also serves as President of Irwel Management
                                 Services Inc., a management consulting firm established in 1975.

Walter F. Loeb...............  Mr. Walter F. Loeb has been a director of the Company since May 1993.
Age: 76                          Mr. Loeb is President of Loeb Associates, a New York based retail consultancy company that serves a variety of domestic and international companies. Mr. Loeb is also the publisher of "Loeb Retail Letter," a monthly analysis of the retail industry. He currently is a director of
                                 Federal Realty Investment Trust, Gymboree Corporation and Hudson's Bay
                                 Company.

NAME AND AGE                                      PRINCIPAL OCCUPATION AND BACKGROUND
------------                   -------------------------------------------------------------------------
Wilfred Posluns..............  Mr. Wilfred Posluns has been a director of the Company since 1990. He is
Age: 69                          Managing Director of Cedarpoint Investments, Inc., a Toronto-based venture capital company. Mr. Posluns was the Chairman of the Board of
                                 Directors and Chief Executive Officer of Dylex Limited from July 1988 to August 1995 and President from 1976 through 1990. He was a member of the Board of Directors of Dylex Limited from 1966 to August 1995.
                                 Mr. Posluns currently serves as a director of Radiology Corporation of
                                 America.

Gerald Randolph..............  Mr. Gerald Randolph has been a director of the Company since July 1989.
Age: 82                          Mr. Randolph is a chartered accountant in Canada. He has been engaged in an outside professional capacity by Suzy Shier Limited from its inception in 1967, having served as its independent auditor, until
                                 July 1989 when he was appointed Chief Financial Officer and a director of Suzy Shier Limited. In February 2001 he relinquished his post as CFO to become Executive Vice President, Finance and Administration.

Alan Siegel..................  Mr. Alan Siegel has been a director of the Company since 1990.
Age: 66                          Mr. Siegel has been a partner in the law firm of Akin, Gump, Strauss,
                                 Hauer & Feld, L.L.P., which provides legal services to the Company, since August 1995. He is also a director of Thor Industries, Inc.,
                                 Ermenegildo Zegna Corporation and Ascent Asset Management Advisory
                                 Services, Inc.

Irving Teitelbaum(1).........  Mr. Irving Teitelbaum has been Chairman of the Board and a director of
Age: 62                          the Company since June 1984. Mr. Teitelbaum is the co-founding
                                 President (in 1967) and current Chairman and Chief Executive Officer of
                                 Suzy Shier Limited, a Canadian public company listed on the Toronto and
                                 Montreal Stock Exchanges, retailing women's apparel and lingerie in over 460 stores in Canada. Mr. Teitelbaum also serves as President of
                                 First Canada Management Consultants Limited, a management consulting firm.

------------------------

(1) Mr. Teitelbaum and Mr. Gross are brothers-in-law.

                               EXECUTIVE OFFICERS

    The executive officers of the Company who are not also directors are set forth below:

NAME AND AGE                                      PRINCIPAL OCCUPATION AND BACKGROUND
------------                   -------------------------------------------------------------------------
Barbara Bachman..............  Ms. Barbara Bachman has been the Company's Senior Vice President of Store
Age: 51                          Operations since November 1998 and served as Vice President of Store
                                 Operations between December 1994 and November 1998. From 1982 to 1994, she served as Vice President of Store Operations with Contempo Casuals.
                                 She previously held various other positions with Contempo Casuals, including Regional Director of Stores from 1979 to 1982, District
                                 Manager from 1977 to 1979, and Store Manager from 1976 to 1977.

Stephen Cox..................  Mr. Stephen Cox has been Senior Vice President and General Merchandise
Age: 42                          Manager for Wet Seal / Contempo Casuals since joining the Company in
                                 August 2000. From June 1992 to August 2000, Mr. Cox was a Merchandise
                                 Manager with Express, a division of The Limited, Inc.

Sharon Hughes................  Ms. Sharon Hughes has been employed by the Company since May 1990. Since
Age: 41                          February 2001 she has served as Senior Vice President of Merchandising for the Company's Zutopia division. From March 1994 to February 2001 she served as Vice President of Merchandising for Wet Seal / Contempo
                                 Casuals. From May 1990 to March 1994 she served as a Merchandise
                                 Manager. From 1983 to April 1990, Ms. Hughes was employed by
                                 Saturday's, a chain of clothing stores, in various capacities, the most recent of which was General Merchandise Manager.

Ann Cadier Kim...............  Ms. Ann Cadier Kim has been employed by the Company since January 1986.
Age: 43                          In February 2001, she was appointed Executive Vice President of
                                 Finance. In November 1998, she was appointed Senior Vice President of
                                 Finance and in March 1994, she was appointed Vice President of Finance.
                                 Since December 1993 she has served as the Company's Chief Financial
                                 Officer. From January 1986 to November 1993, Ms. Cadier Kim was the
                                 Company's Controller. From September 1982 to August 1985, she was
                                 employed by Touche Ross & Co., as an audit senior. Ms. Cadier Kim is a certified public accountant.

Greg Scott...................  Mr. Greg Scott has been President of the Arden B. division since joining
Age: 38                          the Company in May 2000. From January 1996 to January 2000, Mr. Scott
                                 was Vice President of Merchandising with bebe. Prior to this Mr. Scott was a Merchandising Vice President with Ann Taylor, Inc. from
                                 January 1994 to January 1996.

Steven Strickland............  Mr. Steven Strickland has been Senior Vice President of Marketing and
Age: 38                          Creative Services since joining the Company in August 2000. From
                                 August 1995 to August 2000, Mr. Strickland was Vice President of
                                 Marketing with Brookstone, Inc. Prior to this Mr. Strickland was Vice
                                 President of Creative Services for Casual Corner Group, a division of
                                 Luxottica from February 1994 to August 1995.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors met or took action by written consent ten times in the fiscal year ended February 3, 2001. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

    The Company has an Executive Committee consisting of Irving Teitelbaum and Kathy Bronstein. Edmond Thomas served on the Executive Committee until his resignation from the Board of Directors in November 2000. The Executive Committee was formed in April 1990. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

    The Company has an Audit Committee consisting of Wilfred Posluns (Chairman), George H. Benter, Jr. and Walter Loeb. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and scope of the audit to be undertaken by the accountants. The charter of the Audit Committee, as adopted by the Board of Directors, is set forth as Exhibit A to this proxy statement.

    The Company has no nominating committee. Nominations are proposed by the Executive Committee of the Board.

    The Company has a Compensation Committee consisting of Irving Teitelbaum, Wilfred Posluns and George H. Benter, Jr. The Compensation Committee is responsible for establishing general compensation policies and specific compensation levels for the Company's executive officers. Effective April 1999, the Compensation Committee created an Incentive Compensation Subcommittee consisting of Wilfred Posluns and George H. Benter, Jr. to address all issues before the Compensation Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as non-employee directors under Section 16(b) of the Securities Exchange Act of 1934, as amended. See "Report of the Compensation Committee on Executive Compensation."

    The Company has an Option Committee consisting of Walter F. Loeb and George
H. Benter, Jr. The Option Committee is responsible for granting stock options to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans.

    During the fiscal year ended February 3, 2001, the Executive Committee met or took action by written consent ten times, the Compensation Committee met or took action by written consent four times, the Audit Committee met or took action by written consent five times and the Option Committee met or took action by written consent four times.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting, systems of internal control and audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board of Directors has adopted a charter for the Audit Committee, which is set out in full in Exhibit A to this proxy statement. Management of the Company has primary responsibility for preparing financial statements of the Company as well as the Company's financial reporting process. Deloitte & Touche LLP, acting as independent auditors, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles.

    In this context, the Audit Committee hereby reports as follows:

    - The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2000 with the Company's management.

    - The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    - The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the matter of that firm's independence.

    - Based on the review and discussion referred to in the three bullet points above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 3, 2001, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the listing standards of Nasdaq.

                                          AUDIT COMMITTEE:
                                          Wilfred Posluns (Chairman)
                                          George H. Benter, Jr.
                                          Walter Loeb

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

    AUDIT FEES. The aggregate fees billed by Deloitte & Touche LLP, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 3, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $107,945.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended February 3, 2001.

    ALL OTHER FEES. The aggregate fees billed by Deloitte & Touche LLP, for services rendered to the Company for the fiscal year ended February 3, 2001, other than for services described above under "Audit Fees," were $142,916.

    The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth the compensation (cash and non cash) for
(i) the Chief Executive Officer, (ii) the four other most highly compensated executive officers serving as executive officers at the end of the last fiscal year who earned in excess of $100,000 per annum during any of the Company's last three fiscal years and (iii) a former executive officer of the Company (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                   COMPENSATION AWARDS
                                                                                --------------------------
                                         ANNUAL COMPENSATION                                   SECURITIES
                        -----------------------------------------------------    RESTRICTED    UNDERLYING
NAME AND                 FISCAL                               OTHER ANNUAL         STOCK          STOCK         LTIP
PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)    COMPENSATION($)(1)   AWARDS($)(2)   OPTIONS(#)    PAYOUTS($)
------------------      --------   ---------   ---------   ------------------   ------------   -----------   ----------
Kathy Bronstein ......    2000      676,843    1,110,445(3)            --          36,595             --            --
  Vice Chairman and       1999      771,548      834,470(4)            --          34,599        150,000            --
  Chief Executive         1998      742,159    1,477,097(5)            --          63,612             --            --
  Officer

Greg Scott(10) .......    2000      226,086       60,000(3)            --              --        100,000            --
  Divisional President    1999           --           --              --               --             --            --
  of Arden B.             1998           --           --              --               --             --            --

Ann Cadier Kim .......    2000      220,420       70,000(3)            --          12,031         25,000            --
  Executive Vice          1999      183,192       10,000(4)            --          10,002         10,000            --
  President of Finance    1998      165,000       40,000(5)            --          14,346         10,000            --
  and Chief Financial
  Officer

Barbara Bachman ......    2000      206,766       40,000(3)            --          11,254         10,000            --
  Senior Vice             1999      197,621       10,000(4)            --           9,357         10,000            --
  President of Store      1998      187,731       40,000(5)            --          17,042         10,000            --
  Operations

Sharon Hughes ........    2000      175,943       25,000(3)            --          12,304         25,000            --
  Senior Vice             1999      186,238       10,000(4)            --          10,230          5,000            --
  President of            1998      179,808       25,000(5)            --          14,346             --            --
  Merchandising

Edmond Thomas(9) .....    2000      541,596      634,540(3)            --              --             --            --
  Former President and    1999      765,996      476,840(4)            --          34,599        150,000            --
  Chief Operating         1998      592,878      844,055(5)            --          51,369             --            --
  Officer


NAME AND                   ALL OTHER
PRINCIPAL POSITION      COMPENSATION($)
------------------      ----------------
Kathy Bronstein ......        51,478(6)
  Vice Chairman and           58,540(7)
  Chief Executive             53,465(8)
  Officer
Greg Scott(10) .......            --
  Divisional President            --
  of Arden B.                     --
Ann Cadier Kim .......            --
  Executive Vice                  --
  President of Finance            --
  and Chief Financial
  Officer
Barbara Bachman ......            --
  Senior Vice                     --
  President of Store              --
  Operations
Sharon Hughes ........            --
  Senior Vice                     --
  President of                    --
  Merchandising
Edmond Thomas(9) .....     1,754,685(9)
  Former President and         8,781(7)
  Chief Operating             33,517(8)
  Officer

------------------------------

 (1) While the named executive officers enjoy certain perquisites, for fiscal years 2000, 1999 and 1998 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

 (2) The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company's earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant's right to non-issued shares is subject to forfeiture if the participant's employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Aggregate shares granted under the plan to the named executive officers as of February 3, 2001 are as follows: Ms. Bronstein-12,881; Mr. Scott-0;
     Ms. Cadier Kim--4,709; Ms. Bachman--3,652; Ms. Hughes--5,274; and
     Mr. Thomas--11,940. The aggregate market value at February 3, 2001 of these shares is as follows: Ms. Bronstein--$399,311; Mr. Scott--$0; Ms. Cadier Kim--$145,979; Ms. Bachman--$113,212; Ms, Hughes--$163,494; and
     Mr. Thomas--$370,140. Of the shares granted to Mr. Thomas, 4,598 shares were forfeited in connection with his resignation from the Company in November 2000.

 (3) Bonus amounts earned in fiscal 2000 were paid to the executives in fiscal 2001, except for Kathy Bronstein who, pursuant to Board of Director approval, received quarterly advances on her fiscal 2000 bonus in fiscal 2000 which totaled $440,079.

 (4) Bonus amounts earned in fiscal 1999 were paid to the executives in fiscal 2000, except for Kathy Bronstein who, pursuant to Board of Director approval, received quarterly advances on her fiscal 1999 bonus in fiscal 1999 which totaled $404,293.

 (5) Bonus amounts earned in fiscal 1998 were paid to the executives in fiscal 1999.

 (6) Amount represents pay in lieu of vacation for fiscal 2000.

 (7) Amount represents pay in lieu of vacation for fiscal 1999.

 (8) Amount represents pay in lieu of vacation for fiscal 1998.

 (9) Mr. Thomas resigned from the Company in November 2000. For fiscal 2000, all other compensation consists of (i) a severance payment of $1,595,948,
     (ii) a payment of $148,160, which equals the cash surrender value of the insurance policy funding the SERP, in respect of the Company's obligations to Mr. Thomas under the SERP, (iii) $8,365 of pay in lieu of vacation for fiscal 2000 and (iv) a payment of $2,212 for continuing coverage of Mr. Thomas for the remainder of fiscal 2000 under the Company's group health plan.

 (10) Mr. Scott joined the Company on May 1, 2000.

OPTION GRANTS

    The following table sets forth information regarding options granted in fiscal 2000 to each of the named executive officers pursuant to the Company's 1996 Long-Term Incentive Plan.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                  --------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF    PERCENTAGE OF                                   ANNUAL RATES OF
                                  SECURITIES    TOTAL OPTIONS                                     STOCK PRICE
                                  UNDERLYING     GRANTED TO                                    APPRECIATION FOR
                                    OPTIONS     EMPLOYEES IN     EXERCISE OR                    OPTION TERM(2)
                                    GRANTED      FISCAL YEAR     BASE PRICE     EXPIRATION   ---------------------
NAME                              (SHARES)(1)       2000        ($ PER SHARE)      DATE        5%($)      10%($)
----                              -----------   -------------   -------------   ----------   ---------   ---------
Kathy Bronstein................          --           --                --             --           --          --
Greg Scott.....................     100,000         15.1%            15.15         5/4/10      952,775   2,414,520
Ann Cadier Kim.................      25,000          3.8%            11.50        3/15/10      180,807     458,201
Barbara Bachman................      10,000          1.5%            11.50        3/15/10       72,323     183,280
Sharon Hughes..................      25,000          3.8%            11.50        3/15/10      180,807     458,201
Edmond Thomas(3)...............          --           --                --             --           --          --

------------------------

(1) All options granted vest at the rate of 20% per year for the next five years.

(2) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(3) Mr. Thomas resigned from the Company in November 2000. Concurrent with his resignation, all unvested stock options held by Mr. Thomas were forfeited.

OPTION EXERCISE AND FISCAL YEAR-END VALUES

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                   AND OPTION/SAR VALUES AT FEBRUARY 3, 2001

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT       "IN-THE-MONEY" OPTIONS AT
                             SHARES                        FEBRUARY 3, 2001(#)          FEBRUARY 3, 2001($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ----------------------------
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       -----------   -----------   -----------   -------------   ------------   -------------
Kathy Bronstein..........      50,000     1,371,931      127,000        160,000       1,813,125       2,345,000
Greg Scott...............          --            --           --        100,000              --       1,585,000
Ann Cadier Kim...........          --            --       21,000         43,000         380,260         742,640
Barbara Bachman..........          --            --       12,000         28,000         189,010         450,140
Sharon Hughes............          --            --        9,500         33,000         170,063         609,000
Edmond Thomas(2).........     190,000     2,405,174           --             --              --              --

------------------------

(1) Represents the market value of shares underlying "in-the-money" options on February 3, 2001 less the option exercise price. Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

(2) Mr. Thomas resigned from the Company in November 2000. Concurrent with his resignation, all unvested stock options held by Mr. Thomas were forfeited.

RETIREMENT PLAN

    Irving Teitelbaum and Kathy Bronstein are participants in The Wet
Seal, Inc. Supplemental Executive Retirement Plan ("SERP"), an unfunded, nonqualified retirement plan. According to the terms of the SERP, a participant's "Annual Accrued Benefit" shall be $250,000 which may be increased upward, if applicable, based on the "Pre-Tax Profit Percentage" (as defined in the SERP) for the three full fiscal years of the Company preceding the date the participant's service with the Company is terminated, as follows:

3-YEAR AVERAGE PRE-TAX PROFIT PERCENTAGE                   ANNUAL ACCRUED BENEFIT
----------------------------------------                   ----------------------
if 4.25% or greater but less than 4.75%..................         $300,000
if 4.75% or greater but less than 5.25%..................         $350,000
if 5.25% or greater but less than 5.75%..................         $400,000
if 5.75% or greater but less than 7.00%..................         $450,000
if 7.00% or greater......................................         $500,000

    A participant is entitled to receive benefits under the SERP upon his or her Normal Retirement Date (the first day of the month following the date the participant's service with the Company as an officer or executive has terminated, and which occurs at or after the date the participant has attained
22.5 years of service with the Company). A participant may receive an early retirement benefit equal to his or her Annual Accrued Benefit reduced by 1/2 of 1% per month for the number of months his or her retirement precedes his or her Normal Retirement Date. The normal form of benefit is a straight life annuity, ending in the month in which the participant dies. The Annual Accrued Benefit is payable in 12 equal monthly installments a year. The participant may choose to receive the benefit in the form of a 50% joint and survivor annuity. Benefits under the SERP are forfeitable upon a termination of employment for Cause (as defined in the SERP). Benefits under the SERP are provided by the Company on a noncontributory basis. Edmond Thomas was a participant in the SERP until his resignation from the Company in November 2000 at which time he received a payment of $148,160, which equals the cash surrender value of the insurance policy funding the SERP, in respect of the Company's obligations to Mr. Thomas under the SERP.

2000 STOCK INCENTIVE PLAN

    In addition to the Company's 1996 Long-Term Incentive Plan, the Board of Directors has adopted The Wet Seal, Inc. Stock Incentive Plan (the "2000 Plan") pursuant to which the Board, or a designated committee of the Board, may grant stock, restricted stock or other stock-based awards to employees of the Company other than directors or senior executive officers. The Board or Board committee may make any stock based awards granted under the 2000 Plan subject to the terms and conditions that it may impose. In addition, such awards may be cancelled or a repayment obligation by the participant may be triggered in the event of a serious breach of conduct by a participant or if a participant competes with the Company. The total number of shares of stock subject to the 2000 Plan is 500,000 of which 200,000 remain available for grant.

DIRECTOR COMPENSATION

    All directors who are not directly affiliated with the Company as well as one director who is affiliated receive a fee of $5,000 for each board meeting attended, with a minimum yearly fee of $20,000. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors. An additional fee of $1,000 is paid to non-employee directors for each Audit Committee meeting attended.

    One director, Mr. Randolph, who is not a member of the Audit Committee, is paid a consulting fee of $2,000 for each meeting of the Audit Committee he attends in consideration of the consulting services he provides to the Audit Committee.

EMPLOYMENT AGREEMENTS

    KATHY BRONSTEIN

    Kathy Bronstein has served as the Chief Executive Officer of the Company since March 1992. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended in February 2001, Ms. Bronstein is entitled to a base salary of $650,000 per annum, adjusted annually by a performance bonus of 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of the Company's capital stock referable to the same fiscal year. This adjustment is not cumulative and is in lieu of any salary review or cost of living adjustments. Ms. Bronstein also receives an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Ms. Bronstein's employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Ms. Bronstein is entitled to receive an immediate payment approximately equal to three years of Ms. Bronstein's current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either
(i) Ms. Bronstein's election to resign within 90 days of a material change in Ms. Bronstein's rights and duties or (ii) Ms. Bronstein's termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein's stock options become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Ms. Bronstein's agreement expires on January 30, 2006. The agreement automatically extends for an additional year on the first day of each subsequent fiscal year. These automatic extensions may be terminated by either party at any time upon prior written notice. She has agreed not to compete with the Company during the term of her employment and for a period of two (2) years thereafter. She is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $3.0 million payable to the Company in the event of Ms. Bronstein's death while employed by the Company.

    EDMOND THOMAS

    Edmond Thomas served as the Company's President and Chief Operating Officer from March 17, 1994 until his resignation in November 2000. On June 22, 1992, in his former position of Executive Vice President and Chief Operating Officer, he entered into an employment agreement with the Company. Under this agreement, as amended, Mr. Thomas was entitled to a base salary of $550,000 per annum plus an annual performance bonus adjustment of 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeded the aggregate cash dividends Mr. Thomas was eligible to receive on his holdings of the Company's capital stock referable to the same fiscal year. This adjustment was non cumulative and was in lieu of any salary review or cost of living adjustments. Mr. Thomas also received an incentive bonus of 2% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year. In January 1995, Mr. Thomas' employment agreement was amended to provide automatic extensions to the term of his employment agreement as well as termination benefits upon the occurrence of certain trigger events.

    Mr. Thomas resigned from the Company in November 2000. In connection with his resignation, he entered into a separation agreement with the Company which superseded the terms of his employment agreement. Under this agreement, the Company paid Mr. Thomas (i) a severance payment of $1,595,948 plus accrued but unused vacation in November 2000 and (ii) a bonus of $634,540 for fiscal 2000 in March 2001. The separation agreement also provides that, concurrently with Mr. Thomas' resignation, all unvested stock options held by Mr. Thomas be forfeited and any vested stock options remain exercisable for up to 90 days and be forfeited thereafter. The agreement also obligates the Company to fund certain obligations in respect of Mr. Thomas under the Company's SERP and continuing coverage of Mr. Thomas under the Company's group health plan until October 2001. The agreement also contains provisions with respect to confidentiality, non-solicitation and non-disparagement.

    The Company obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Mr. Thomas' death while he was employed by the Company.

                             BUSINESS RELATIONSHIPS

    In fiscal year ended February 3, 2001, a fee of $500,000, in fiscal year ended January 29, 2000, a fee of $437,500 and in fiscal year ended January 30, 1999, a fee of $375,000 was paid to First Canada Management Consultants Limited, a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Irving Teitelbaum, Wilfred Posluns and George H. Benter, Jr. serve as members of the Compensation Committee. Mr. Teitelbaum also serves as Chairman of the Board of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary duties of the Compensation Committee include: (i) reviewing the compensation levels of the Company's primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company's Option Committee regarding the Company's overall policy of granting options and awards under the Company's long-term incentive plans, (iii) monitoring the performance of senior management, and
(iv) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation Committee. The Compensation Committee is comprised entirely of non-employee Directors.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company's compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company's long-term success.

    With these principles in mind, the Compensation Committee has set forth the following guidelines:

        1. Provide base salaries which are competitive in the retail clothing industry to attract and retain talented individuals;

        2. Provide annual bonuses that are tied to the Company's short-term performance to align the interests of the Company's executives with those of its stockholders; and

        3. Provide long-term incentive benefits which will reward long-term commitment to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to the Company and level of responsibility.

    The Chief Executive Officer (the "CEO") and the President and Chief Operating Officer are eligible pursuant to their employment agreements to receive annual cash bonuses of 3.5% and 2%, respectively, of the Company's pre-tax profit. The Compensation Committee believes that tying annual cash bonuses to the Company's profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. The CEO and the former President and Chief Operating Officer of the Company earned cash bonuses in fiscal 2000 in the amounts of $1,110,445 and $634,540, respectively.

    The Company also maintains an employee stock bonus plan in which the top executives and other key employees of the Company are eligible to participate. Awards under this plan are calculated by multiplying the Company's fiscal year-end pre-tax profit as a percentage of sales by the employee's base salary and dividing such amount by the price of the Company's Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

    Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans. Stock options have historically been granted by the Option Committee on a case-by-case basis based upon the Board's evaluation of an individual's past contributions and potential future contributions to the Company. In granting stock options, the Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Since March 1992, Kathy Bronstein has served as CEO of the Company.
Ms. Bronstein received a base salary of $375,000 in fiscal 1995. In December 1995, Ms. Bronstein's employment agreement was amended to increase her base salary to $550,000. The Compensation Committee deemed this increase appropriate in light of the Company's recent performance and the successful acquisition of the Contempo Casuals chain, which substantially increased the size of the Company. In February 2001, Ms. Bronstein's employment agreement was amended to increase her base salary to $650,000. As the Company continues to adapt to a changed environment in the women's retail apparel industry, the Compensation Committee believes that Ms. Bronstein's experience and capabilities will be critical in enabling the Company to remain competitive and profitable.
Ms. Bronstein is eligible to receive a non-cumulative annual adjustment (in lieu of a cost of living adjustment) to her base salary of 0.5% of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of Company common stock for the same fiscal year. Ms. Bronstein received such an adjustment in fiscal 2000. See "Executive Compensation and Other Information--Employment Agreements." Ms. Bronstein is also eligible to receive an annual cash bonus pursuant to her employment agreement of 3.5% of the pre-tax profits of the Company for each fiscal year. Under this formula, Ms. Bronstein earned a cash bonus in fiscal 2000 in the amount of $1,110,445.

LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or
(2) "performance-based" compensation as determined under Section 162(m). In order to be considered "performance-based" for this purpose, compensation must be paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more "outside directors," pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible "performance-based" compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION DEDUCTIBILITY

    The Company's policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

                                          The Compensation Committee

                                          Irving Teitelbaum
                                          Wilfred Posluns
                                          George H. Benter, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative stockholder return on the Company's Class A Common Stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The Performance Graph assumes $100 invested on February 2, 1996 in the stock of The Wet
Seal, Inc., the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. It also assumes that all dividends are reinvested.

                               PERFORMANCE GRAPH
                  FOR THE WET SEAL, INC. CLASS A COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              NASDAQ STOCK  NASDAQ RETAIL
DOLLARS   THE WET SEAL, INC.  MARKET (US)   TRADE STOCKS
2/2/96*                  100           100            100
1/31/97*                 273           130            123
1/30/98*                 415           153            143
1/29/99*                 510           240            175
1/28/00*                 149           370            140
2/2/01*                  420           252            108

------------------------

* Closest preceding trading date to the beginning of the Company's fiscal year.

    The historical stock performance shown on the graph is not necessarily indicative of future price performance.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 13, 2001, for (i) each person known to the Company to have beneficial ownership of more than 5% of each class of the Company's capital stock; (ii) each of the Company's directors;
(iii) each of the Company's executive officers designated in the Summary Compensation Table; and (iv) all directors and officers of the Company as a group. As of April 13, 2001, there were 11,503,300 and 2,912,665 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.

                                                                  %                         %              %
                                                              BENEFICIAL                BENEFICIAL     BENEFICIAL       PERCENT
                                                   NUMBER     OWNERSHIP      NUMBER     OWNERSHIP      OWNERSHIP      OF VOTE OF
                                                 OF SHARES    OF SHARES    OF SHARES    OF SHARES    OF ALL CLASSES   ALL CLASSES
NAME                                             OF CLASS A   OF CLASS A   OF CLASS B   OF CLASS B      OF STOCK       OF STOCK
----                                             ----------   ----------   ----------   ----------   --------------   -----------
Los Angeles Express Fashions, Inc.
  (Suzy Shier Equities, Inc. Subsidiary)(1)....        --          --      1,455,000       50.0%          11.1%          18.1%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Maisar Investments, Inc.
  (Gross-Teitelbaum Holdings Inc.
  Subsidiary)(1)...............................        --          --        815,573       28.0%           6.2%          10.2%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Suzy Shier Equities, Inc.
  (Suzy Shier Ltd. Subsidiary)(1)..............        --          --        175,000        6.0%           1.3%           2.2%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Suzy Shier, Inc. (Suzy Shier Ltd.
  Subsidiary)(1)...............................    80,700        *                --         --          *               *
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
First Canada Management Consultants
  Limited(1)...................................     6,000        *                --         --          *               *
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P1H6
Kathy Bronstein(2).............................     7,607        *           467,092       16.0%           3.6%           5.9%
Greg Scott(3)..................................    20,000        *                --         --          *               *
Ann Cadier Kim(3)..............................    17,155        *                --         --          *               *
Barbara Bachman(3).............................     7,145        *                --         --          *               *
Sharon Hughes(3)...............................    18,631        *                --         --          *               *
Edmond Thomas(4)...............................       887        *                --         --          *               *
George H. Benter, Jr.(3).......................     7,500        *                --         --          *               *
Walter F. Loeb(3)..............................    16,400        *                --         --          *               *
Wilfred Posluns(3).............................     3,000        *                --         --          *               *
Gerald Randolph................................        --        *                --         --          *               *
Alan Siegel....................................        --        *                --         --          *               *
SAFECO Corporation(5)..........................   817,600         8.0%            --         --            6.2%           5.1%
  SAFECO Plaza
  Seattle, Washington 98185
FMR Corp.(6)...................................   693,500         6.8%            --         --            5.3%           4.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
The TCW Group, Inc.(7).........................   571,800         5.6%            --         --            4.4%           3.6%
  865 South Figueroa Street
  Los Angeles, California 90017
All directors and officers as a group
  (16 individuals)(3)..........................   185,025         1.8%     2,912,665      100.0%          23.6%          37.5%

------------------------------

*   Less than 1%

(1) Los Angeles Express Fashions, Inc., Maisar Investments, Inc., Suzy Shier Equities, Inc., Suzy Shier, Inc. and First Canada Management Consultants Limited are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares which in the aggregate represent approximately 31.0% of the total voting power with respect to the Company. Shares held by First Canada Management Consultants Limited include options representing the immediate right to purchase 6,000 shares of Class A Common Stock. Under the Company's Certificate of Incorporation, a Class B stockholder has the right at any time to convert any share of Class B Common Stock into one share of Class A Common Stock.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Ms. Bronstein also holds options to purchase an additional 160,000 shares of Class A Common Stock which become exercisable over the next four years. Under the Company's Certificate of Incorporation, a Class B stockholder has the right at any time to convert any share of Class B Common Stock into one share of Class A Common Stock.

(3) Shares held include options representing the immediate right to purchase the following shares of Class A Common Stock: Mr. Scott--20,000; Ms. Cadier Kim--14,000; Ms. Bachman--2,000; Ms. Hughes--14,500; Mr. Benter--6,000;
    Mr. Loeb--15,000 and Mr. Posluns--3,000.

(4) Mr. Thomas resigned as a director and as President and Chief Operating Officer of the Company effective November 2000. Mr. Thomas has sole voting and dispositive power with respect to all of the stated holdings of Class A Common Stock.

(5) As reported in a Schedule 13G dated January 12, 2001, SAFECO Corporation beneficially owns 817,600 shares of the Class A Common Stock of the Company.

(6) As reported in a Schedule 13G dated February 14, 2001, FMR Corp. beneficially owns 693,500 shares of the Class A Common Stock of the Company.

(7) As reported in a Schedule 13G dated February 12, 2001, The TCW Group, Inc. beneficially owns 571,800 shares of the Class A Common Stock of the Company.

                                  PROPOSAL #2

            AMENDMENT OF THE COMPANY'S 1996 LONG-TERM INCENTIVE PLAN

GENERAL

    The Wet Seal, Inc. 1996 Long-Term Incentive Plan (the "Plan"), was adopted by the Board of Directors and approved by the stockholders in June 1997, and a total of 1,650,000 shares of the Company's Class A Common Stock ("Shares") are currently authorized for issuance thereunder. As of April 17, 2001, the record date for the Annual Meeting, options and other awards granted under the Plan to purchase 1,442,000 Shares were outstanding, leaving only 208,000 Shares available for future grants under the Plan.

PROPOSED AMENDMENT TO INCREASE SHARES AUTHORIZED

    The Company's Board of Directors has adopted, subject to stockholder approval, an amendment to the Plan to increase the number of Shares authorized for issuance under the Plan by 1,000,000 Shares. The full text of the amendment is set forth as Exhibit B to this proxy statement. If the proposed amendment is approved, the total number of Shares authorized for issuance under the Plan will be 2,650,000. The Plan is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Certain compensation, including compensation based on performance goals, is excluded from this deduction limit. Among the requirements for compensation to qualify for exclusion from the deduction limit is that the material terms pursuant to which the compensation is to be paid, including the performance goals, be disclosed to and approved by stockholders in a separate vote prior to the payment. The amendment to the Plan is therefore being submitted to the Company's stockholders for approval at the Annual Meeting.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PLAN.

SUMMARY OF THE PLAN

    PURPOSE AND ELIGIBILITY

    The purpose of the Plan is to strengthen the Company by providing employees and others added incentive for high levels of performance and for extraordinary efforts to increase the earnings and long-term growth of the Company. The Plan seeks to accomplish this purpose by enabling Participants (as defined below) to purchase or acquire Shares, stock appreciation rights or other equity-based rights, thereby increasing their proprietary interest in the Company's success and encouraging them to remain in the employ or service of the Company. The Plan provides for the issuance of incentive stock options within the meaning of
Section 422 of the Code, as well as non-statutory stock options, stock appreciation rights, restricted or nonrestricted awards of shares, performance grants, certain limited rights issued in tandem with stock options, or any combination of the foregoing ("Awards"). Employees, officers, directors, consultants and independent contractors (including dealers, distributors and other business entities or persons providing services) of the Company and its subsidiaries ("Participants") are eligible for Awards under the Plan. The approximate number of persons eligible to participate is 5,000. Assuming the approval of the amendment to increase the number of Shares authorized under the Plan, the Company will have authorized 2,650,000 Shares for issuance under the Plan. As of April 17, 2001, such shares have an aggregate market value of $59,863,500.

    ADMINISTRATION

    The Plan is administered by the Option Committee of the Board of Directors. The Option Committee, in its sole discretion, has the authority, among other things, to determine the terms of all Awards granted under the Plan, including any purchase or exercise price for an Award; to determine which employees, outside consultants and independent contractors will be granted Awards, and the time or times at which Awards will be granted, exercised and become forfeitable; to determine the number of Shares covered by an Award; to interpret the Plan; and to make all other determinations deemed advisable for the administration of the Plan.

    OPTIONS

    The Option Committee may from time to time grant incentive stock options ("Incentive Options") and non-statutory options ("Non-Qualified Options", and together with Incentive Options, "Options") to any Participant. The terms of Options granted under the Plan will be set out in agreements between the Company and Participants which will contain such provisions as the Option Committee from time to time deems appropriate, including the exercise price and expiration date of such Options. Option agreements will specify whether or not an Option is an Incentive Option.

    In no event will the exercise price of an Incentive Option or Non-Qualified Option be less than one hundred percent (100%) of the fair market value of the Shares subject to such Option on the date of grant. The term of Incentive Options cannot exceed ten years from the date of grant and generally cannot extend beyond a Participant's employment or relationship with the Company. The aggregate fair market value, determined as of the time the Incentive Option is granted, of the Shares which may become exercisable for the first time by any employee during any calendar year cannot exceed $100,000. No Incentive Option will be granted to an employee, who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its parent or subsidiaries, unless the exercise price of the Incentive Option is at least one hundred and ten percent (110%) of the fair market value, at the time of grant, of the Shares subject to the Option, and the Option by its terms is not exercisable more than five years from the date of grant.

    The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will be determined by the Option Committee and may consist of promissory notes, other Shares or such other consideration and method of payment for the Shares as may be permitted under applicable federal and state laws.

    If a Participant ceases to be employed by, or ceases to have a relationship with, the Company for any reason other than disability, cause, retirement or death, such Participant's Options, to the extent exercisable at the time of termination, may be exercised for a period of three months thereafter or the date of expiration of the option by its terms, whichever is earlier. In the event of a Participant's disability or death, such Participant's Options will become fully vested and exercisable and will expire not later than one year thereafter or the date of expiration of the option by its terms, whichever is earlier. When a Participant retires, such Participant's Options will become fully vested and exercisable and will expire not later than two years thereafter or the date of expiration of the option by its terms, whichever is earlier. The decision as to whether a termination is by reason of retirement will be made by the Option Committee, whose decision will be final and conclusive. If a Participant's employment or relationship with the Company is terminated for cause, such Participant's Options will expire immediately; provided, however, that the Option Committee may waive expiration and permit the Participant to exercise Options, to the extent exercisable at the time of termination, for a period of three months from the date of notice of such waiver.

    STOCK APPRECIATION RIGHTS

    The Option Committee from time to time may grant stock appreciation rights ("SARs") to any Participant either at the time of grant of an Option or thereafter by amendment to an Option. The exercise of an Option will result in an immediate cancellation of its corresponding SAR, and vice versa. SARs will expire at the same time as the related Option expires, and will be exercisable and transferable when, to the extent and on the condition that the related Option is exercisable or transferable. No SAR may be exercised unless the fair market value per Share on the date of exercise exceeds the exercise price of the related Option. Upon the exercise of an SAR, a Participant will be entitled to receive an amount equal to the difference between the fair market value per Share on the date of exercise and the exercise price of the Option to which the SAR corresponds. Such payment may be satisfied by the Company in cash, in Shares, or in a combination thereof, as determined by the Option Committee.

    All SARs will be exercised automatically, to the extent the corresponding Option is then exercisable, (A) on the last business day prior to the expiration date of the related Option at the end of its stated term or (B) following
(i) the death, disability or retirement of a Participant or (ii) the termination of a Participant's employment or relationship with the Company for any reason other than cause; provided the fair market value per Share of the underlying Shares on that date exceeds the exercise price of the related Option.

    LIMITED RIGHTS

    The Option Committee may grant limited rights ("Limited Rights") with respect to all or some of the Shares covered by an Option at the time the Option is granted or by amendment to a previously granted Option. A Limited Right will be exercisable (A) during the 60 day period commencing on any date after the effective date of the Plan on which a person or group, whose beneficial ownership of Shares exceeds the aggregate beneficial ownership of the officers and directors of the Company (excluding Shares owned by a director or officer who is the person or a member of the group), becomes the direct or indirect beneficial owner of twenty percent (20%) or more of the Company's outstanding Shares, and (B) if stated in the Limited Right grant, upon the occurrence of an event pursuant to which the outstanding Shares of the Company are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the exercise of a Limited Right, a

Participant will be entitled to receive from the Company, in cash, an amount equal to the difference between the fair market value per Share of the Shares on the exercise and the grant dates. Upon the exercise or termination of an Option, any related Limited Right shall terminate.

    PERFORMANCE GRANTS

    The Option Committee may award performance grants ("Performance Grants") to Participants at any time, and it has sole discretion in determining the size and composition of, the period over which performance is to be measured for, and the performance goals and obligations for, Performance Grants. Performance Grants under the Plan may include specific dollar-value target grants, performance units and/or performance shares. The value of each Performance Grant may be fixed or it may be permitted to fluctuate based on performance factors selected by the Option Committee. The earned portion of a Performance Grant may be paid in restricted or nonrestricted shares, cash or a combination of both, as determined in the sole discretion of the Option Committee.

    A Participant must be an employee of the Company at the end of the performance cycle in order to be entitled to payment of a Performance Grant issued in respect of such cycle; provided, however, that a Participant may earn a partial Performance Grant based upon the elapsed portion of the cycle and the Company's performance during such portion of the cycle, if the Participant ceases to be an employee of the Company as a result of his death, disability or retirement. In the event of a change of control, a Participant will earn no less than the portion of the Performance Grant that the participant would have earned if the performance cycle had terminated as of the date of the change in control.

    RESTRICTED AND NONRESTRICTED SHARE AWARDS

    The Option Committee may at any time from time award Shares to such Participants and in such amounts as it determines. Each award of Shares will specify the applicable restrictions, if any, on such Shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse.

    Restricted Shares may be issued at the time of award subject to forfeiture in the event the applicable restrictions do not lapse, or upon lapse of such restrictions. If Restricted Shares are issued at the time of award, the Participant will be required to deposit certificates representing such Restricted Shares with the Company during the period of any restriction and to execute a blank stock power therefor. Except as otherwise provided by the Option Committee, during the period of any restriction, the Participant will have all rights and privileges of a stockholder with respect to Restricted Shares awarded to him, including the right to receive dividends and to vote.

    Unless otherwise provided by the Option Committee, all restrictions on Restricted Shares will lapse upon termination of a Participant's employment or relationship with the Company due to death, disability, retirement or a change of control during a period of restriction. If a Participant's employment or relationship with the Company is terminated for any other reason, all Restricted Shares awarded to such Participant will be forfeited to the Company.

    WITHHOLDING

    With respect to any payments made to Participants under the Plan, the Company will have the right to withhold any taxes required by law to be withheld because of such payments.

    ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

    If any change is made to the Shares by reason of an event pursuant to which the outstanding Shares of the Company are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, appropriate adjustments will be made by the Option Committee to the kind and maximum number of shares subject to the Plan and the kind and number of Shares and price per Share of stock subject to each outstanding Award.

    LIMITATION ON BENEFITS

    No option, SAR or Limited Right may be exercised, no share award will vest and no Performance Grant will be paid to the extent such exercise, vesting or payment will create an "excess parachute payment" as defined in Section 280G of the Code.

    TRANSFERABILITY OF AWARDS

    No grant of Options, SARs, Limited Rights, Performance Grants or other rights granted under the Plan is assignable or transferable except by will or the laws of descent and distribution. During the lifetime of a Participant, Awards are exercisable only by the Participant.

    TERMINATION OR AMENDMENT

    The Option Committee may at any time discontinue granting Awards under the Plan or otherwise suspend, amend or terminate the Plan, and may, with the consent of the optionee or grantee, make such modification of the terms and conditions of an Award as it shall deem advisable. Amendments or modifications to the Plan or any Award are deemed adopted as of the date of the action of the Option Committee effecting such amendment or modification and are effective immediately, unless otherwise provided therein, subject to approval thereof (i) within twelve (12) months before or after the effective date by shareholders of the Corporation voting in person or by proxy at a duly held shareholders' meeting when required to maintain or satisfy the requirements of Section 422 of the Code with respect to Incentive Options, or Section 162(m) of the Code with respect to performance-based compensation, (ii) by an appropriate governmental agency, or (iii) when required by a securities exchange or automated quotation system. No Option may be granted during any suspension or after termination of the Plan.

    PLAN BENEFITS

    In as much as Awards to all Participants under the Plan will be granted at the sole discretion of the Option Committee, neither the benefits which will be received by or allocated to Participants under the Plan, nor the benefits which would have been received by or allocated to Participants if the Plan had been in effect during the last fiscal year, are determinable.

FEDERAL INCOME TAXATION

    The following is a brief discussion of the Federal income tax consequences of option grants under the Plan based on the Code, as in effect as of the date hereof. This discussion is not intended to be exhaustive, does not describe the state or local tax consequences and is not tax advice.

    No taxable income is realized by the Participant upon the grant or exercise of an Incentive Option. If Shares are issued to a Participant pursuant to the exercise of an Incentive Option, and if no disqualifying disposition of such Shares is made by the Participant within two years after the date of grant or within one year after the transfer of such Shares to such Participant, then (1) upon sale of such Shares, any amount realized in excess of the exercise price will be taxed to such Participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the Company for Federal income tax purposes. If the Shares acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of either holding period described above, generally (1) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at exercise (or, if less, the amount realized on the disposition of such Shares) over the exercise price paid for such Shares, and (2) the Company will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company. Subject to certain exceptions for disability or death, if an Incentive Option is exercised more than three months following the termination of employment, the exercise of the Option will generally be taxed as the exercise of a Non-Qualified Option. The amount by which the fair market value of the Shares on the exercise date of an Incentive Option exceeds the exercise price generally will constitute an item which increases the optionee's alternative minimum taxable income.

    With respect to Non-Qualified Options, in general, (1) no income is realized by the Participant at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price paid for the Shares and the fair market value of the Shares, if unrestricted, on the date of exercise, and the Company is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale appreciation (or depreciation) after the date as of which amounts are includable in income is treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

                                  PROPOSAL #3

                            RATIFICATION OF AUDITORS

    The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 2001. Stockholders will be asked to ratify the nomination of the Board of Directors. Deloitte & Touche LLP has served as the Company's auditors since fiscal 1989. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from the stockholders. Although ratification of the auditors by stockholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company's securities with the Securities and Exchange Commission. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal 2000, all such filing requirements were satisfied by the Company's officers, directors and ten percent (10%) stockholders, except as set forth below.

    Three officers hired in fiscal 2000, Greg Scott, Stephen Cox and Steven Strickland, did not file the required Form 3 on a timely basis.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

    The cost of this solicitation or proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 2002 ANNUAL MEETING

    If a Stockholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Stockholders, the proposal must be received at the executive offices of the Company no later than December 25, 2001, to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                                 EXHIBIT INDEX

       NUMBER           DESCRIPTION                                                     PAGE
       ------           -----------                                                   --------
          A             AUDIT COMMITTEE CHARTER.....................................    A-1

          B             SECOND AMENDMENT OF THE WET SEAL, INC. 1996 LONG-TERM
                        INCENTIVE PLAN..............................................    B-1

                                   EXHIBIT A

                               THE WET SEAL, INC.

                            AUDIT COMMITTEE CHARTER

    This charter shall be reviewed, updated and approved annually by the board of directors.

ROLE AND INDEPENDENCE

    The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters. Each member shall be free of any relationship that in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of Nasdaq. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

    The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, and lead independent audit partner and the director of internal audit.

    The audit committee may request attendance at any one or more of the meetings of the committee of outside counsel, the independent auditor or any officer of the company.

RESPONSIBILITIES

    The audit committee's primary responsibilities include:

    Recommending to the board the independent accountant to be selected or retained to audit the financial statements of the corporation as well as approving its fees and reviewing its performance. In so doing, the committee will request from the auditor a written affirmation that the director is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the board any actions necessary to oversee the auditor's independence.

    Overseeing the independent auditor relationship by discussion with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

    Providing guidance and oversight to the internal audit activities of the corporation including reviewing the organization, plans and results of such activity.

    Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of audit adjustments whether or not recorded any such other inquires as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited consolidated financial statements in the company's annual report on Form 10-K.

    Discussing with management, the internal auditors and the external auditors the quality and adequacy of the company's internal controls.

    Discussing with management and legal counsel the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

    Reporting audit committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

    Meeting at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                   EXHIBIT B

                     SECOND AMENDMENT OF THE WET SEAL, INC.
                         1996 LONG-TERM INCENTIVE PLAN

    Section 5.1 is amended to delete the following words each time they appear therein "one million six hundred and fifty thousand (1,650,000)" and to replace the deleted words with "two million six hundred and fifty thousand (2,650,000)".

              - Please Detach and Mail in the Envelope Provided -
-------------------------------------------------------------------------------

     PROXY       THE WET SEAL, INC. PROXY--2001 ANNUAL MEETING       PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR THE ANNUAL MEETING MAY 30, 2001

     The undersigned, a stockholder of The Wet Seal, Inc., a Delaware corporation, appoints Kathy Bronstein and Irving Teitelbaum, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626 on May 30, 2001, at 10:00 a.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated April 24, 2001, receipt of which is acknowledged by the undersigned:





                                         NEW ADDRESS:
                                                     --------------------------
                Check here for   / /
                address change                       --------------------------

                                                     --------------------------

                                                     --------------------------
                                                     (Continued and to be signed
                                                      and dated on reverse side)

              - Please Detach and Mail in the Envelope Provided -
-------------------------------------------------------------------------------

 /X/ PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

The Board of Directors recommends voting FOR each of the following proposals.

                     FOR        WITHHOLD
                 ALL NOMINEES   AUTHORITY
1. Election of       / /          / /    NOMINEES:
   Directors                             George H. Benter, Jr., Kathy Bronstein,
                                         Stephen Gross, Walter F. Loeb, Wilfred
                                         Posluns, Gerald Randolph, Alan Siegel,
                                         Irving Teitelbaum

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


-------------------------------------------------

                                                         FOR   ABSTAIN   AGAINST
2. Approval of an amendment to the Company's 1996        / /     / /       / /
   Long-Term Incentive Plan to increase the number of shares issuable under such plan.

3. Ratification of the selection by the Board of         / /     / /       / /
   Directors of Deloitte & Touche LLP as Independent
   Auditors for the Company for the year ending
   February 2, 2002.

4. Such other matters as may properly come before the Annual Meeting. The Board of Directors at present knows of no other matters to be brought before the Annual Meeting.

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR proposals 1, 2 and 3 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

SIGNATURE(S)___________________________________________ DATE___________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.